Exhibit 2.1

BRANCH SALE AGREEMENT

between

The PRivatebank and trust company
120 South LaSalle Street
Chicago, Illinois 60603

and

HERITAGEBANK OF THE SOUTH
721 Westover Boulevard
Albany, Georgia 31721

October 7, 2014

Table of Contents

Page

Transfer of Assets, Liabilities and Deposits1

Closing and Closing Date2

Payment3

Transfer of Leasehold Interest5

Seller’s Closing Documents5

Buyer’s Closing Documents6

Closing Documents of Seller and Buyer6

Seller’s Actions at Closing7

Transitional Matters7

Record Retention and Access9

Taxes10

Seller’s Representations and Warranties10

Buyer’s Representations and Warranties12

Seller’s Covenants13

Buyer’s Covenants16

Further Assurances16

Best Efforts17

Confidentiality17

Conditions Precedent to Obligations of Buyer17

Conditions Precedent to Obligations of Seller18

Termination by the Parties18

Effect of Termination18

Survival of Representations and Warranties19

Indemnification19

Defense of Claims20

Public Announcements20

Exhibits20

Brokers20

Payment of Expenses20

Backup Withholding20

IRAs and Keoghs21

Interest Reporting21

Entire Agreement21

Amendments21

Assignment21

Addresses for Notice21

No Third Party Rights22

Specific Performance22

Counterparts22

Severability22

Governing Law22

1

BRANCH SALE AGREEMENT

THIS BRANCH SALE AGREEMENT is made as of October 7, 2014 (the “Agreement”), between The PrivateBank and Trust Company, an Illinois chartered bank (“Seller”), and HeritageBank of the South, a Georgia chartered bank (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to transfer certain assets and liabilities of the branch office identified on Exhibit A (the “Branch”) to Buyer;

WHEREAS, Buyer desires to purchase such assets and assume such liabilities; and

WHEREAS, Seller has entered into that certain Lease by and between Peachtree Holcomb Property I, LLC (“Landlord”) and Piedmont Bank of Georgia, predecessor-in-interest to Seller, dated as of October 6, 2005, as amended (“Lease”);

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

1. Transfer of Assets, Liabilities and Deposits.  As of 12:01 a.m. on the closing date agreed to by the parties (or as of 12:01 a.m. on the following business day if the closing date is on a Friday or before a legal holiday) (the “Effective Time”), Seller will sell, assign and transfer (i) the Assets of the Branch, as of the Effective Time, as described in Section 1(a) below, (ii) all of Seller’s liabilities and obligations with respect to the Assets or Branch including those liabilities and obligations listed on Exhibit F (the “Asset Obligations”), and (iii) the Deposits of the Branch, as of the Effective Time, as described in Section 1(b) below, to Buyer free and clear of all liens and encumbrances of any kind except as disclosed in this Agreement or on the attached Exhibits or Schedules, and Buyer will purchase the Assets and assume the Asset Obligations and the Deposits on the terms set forth herein.  If the Closing Date (as defined below) is agreed to be on a Friday, the Branch will not be open for banking business on the following day subject to appropriate notice to its customers (Saturday), notwithstanding that the Branch may keep regular Saturday banking hours.

(a) Assets. For purposes of this Agreement, “Assets” means all of Seller’s right, title and interest in and to:

(1) Seller’s leasehold interest in the real estate leased by Seller on which the Branch is located (the “Real Estate”) (as identified on Exhibit A) pursuant to the Lease, a true and correct copy of which, including all amendments, if any, is attached hereto as Exhibit A and made a part hereof;

(2) the furniture, fixtures, equipment, and other personal property, if any, owned or leased by Seller at the Branch, together with any contracts and leases relating to the operation and maintenance of the Real Estate, leasehold improvements, furniture, fixtures or equipment of the Branch to be assumed by Buyer (all as listed and identified on Exhibit B (the “Fixtures and Equipment”)), but excluding computers and computer software, automated teller machines, licensed goods, signs, or other materials bearing the words “PrivateBank” or its associated logos, variations or derivatives and minute books and other records of Seller not related to the Assets, Asset Obligations or Deposits;

(3) the loans set forth on Exhibit G (the “Loans”), which shall provide, for each Loan, the loan number and type, the borrower, and the current outstanding principal balance, and all rights and obligations relating in any way thereto, including accrued interest receivable, accrued late fees, rights under any related collateral agreement, escrow account, pledge agreement, guarantee agreement and other related documents but excluding: (i) Loans (or loans) that are made, restructured, changed or modified after the date of this Agreement without Buyer’s prior written consent, such consent not to be unreasonably withheld; provided, however, this exclusion shall not apply to Loans renewed by Seller, or loans in an amount less than $100,000 made by the Seller, in the ordinary course of business on terms generally consistent with their existing policies, terms and conditions (ii) Loans that are in foreclosure or are sixty (60) days or more delinquent as of the third (3rd) business day prior to the Closing Date, (iii) Loans that have a related swap agreement outstanding unless Buyer specifically agrees to the contrary, and (iv) any Loans identified by Buyer prior to Closing as Loans for which Buyer would have the right to return to Seller for repurchase under Section 9(h);

(4) all rights and obligations relating to the safety deposit box rental agreements on the Closing Date;

(5) the cash and coin on hand at the Branch at the Effective Time; and

(6) all files, books and records exclusively or primarily relating to the Assets, the Asset Obligations and the Deposits but excluding any corporate or other records not exclusively or primarily related to the Assets, Asset Obligations and the Deposits.

(b) Deposits.  For purposes of this Agreement, “Deposits” means the deposit liabilities shown on Seller’s books and records as of the Closing Date relating to the Branch, including accrued but unpaid interest, both collected and uncollected funds and deposits held in individual retirement accounts and qualified retirement plan accounts for which Seller acts as custodian or trustee (“Retirement Plans”), together with Seller’s rights and responsibilities under any related customer agreement.  “Deposits” do not include:  (1) deposits, identified as excluded on Exhibit C, securing or otherwise related to loans or other extensions of credit by Seller that are not included in the Loans, and CDARS accounts; (2) deposits subject to legal process that specifically prohibits their transfer; (3) deposits which are, as of the Closing Date, subject to remittance to any state pursuant to the laws of abandoned property, escheat or similar laws; and (4) deposits by Seller or any Seller affiliate.  Exhibit C identifies the Deposits.

(c) Excluded Liabilities.  Seller shall continue to be responsible for all its known and unknown liabilities and obligations arising before the Effective Time, including, without limitation, liabilities relating to Seller’s employment of its employees or former employees prior to the Effective Time and their beneficiaries, including, without limitation, liabilities and obligations relating to Seller benefit plans, vacation benefits to employees or their beneficiaries earned prior to the Effective Time, medical and other benefit obligations to employees and their beneficiaries that relate to services provided to them prior to the Effective Time, and liabilities and obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) by virtue of the termination of an employee’s employment with Seller prior to the Effective Time.

2. Closing and Closing Date.  The closing of the transaction contemplated by this Agreement (the “Sale”) will take place at such location or by such method, including by mail or electronic transmission, as Seller and Buyer shall agree (the “Closing”).  The Closing will take place on a date mutually agreed to by the parties (the “Closing Date”) as soon as practicable after the conditions regarding regulatory approvals have been satisfied, provided however, Seller may elect to delay the Closing Date in accordance with Section 9(a).

3. Payment. The purchase price for the Sale will be payable in an initial and final payment pursuant to subsections 3(a) and (b), respectively.

(a) Initial Payment.  As soon as practicable following the first opening of business after the Effective Time, but in no event later than 1:00 p.m. on such first business day, Seller will transfer to Buyer or Buyer will transfer to Seller, as the case may be, an amount which constitutes an estimate of the purchase price for the Sale, calculated by using information available to the parties as of the close of business no more than six (6) business days prior to the Effective Time (“Initial Payment”).  Seller will deliver to Buyer on or before the Closing Date updated supporting information regarding the items used to calculate the Initial Payment which describes these items as of the date the Initial Payment is calculated.  The Initial Payment will be paid by wire transfer of immediately available funds and will be in an amount equal to the aggregate book value of the Deposits, as shown on the Seller’s books and records as of the close of business no more than six (6) business days prior to the Effective Time, plus the amount of any prorated items, calculated pursuant to subsection (c) below as of the close of business no more than six (6) business days prior to the Effective Time, owed by Seller to Buyer, less the sum of the following:

(1) the net book value of the Fixtures and Equipment as reflected on Seller’s books and records as of the last day of the month prior to the month in which the Effective Time falls;

(2) an amount equal to 99% of the aggregate unpaid principal balance of the Loans (which shall not reflect any reserves or deferred loan fees/expense) plus accrued interest and late fees, as shown on Seller’s books and records as of the close of business no more than six (6) business days prior to the Effective Time;

(3) an amount equal to 3.8% of the Deposits as of the close of business no more than six (6) business days prior to the Effective Time;

(4) the cash on hand at the Branch as of the close of business no more than six (6) business days prior to the Effective Time; and

(5) the amount of any prorated items, calculated pursuant to subsection (c) below as of the close of business no more than six (6) business days prior to the Effective Time, owed by Buyer to Seller.

If the amount calculated above results in a number that is greater than zero, then Seller will transfer the resulting amount to Buyer; however, if the amount calculated above results in a number that is less than zero, then Buyer will transfer the resulting amount to Seller.

(b) Final Payment.  Within thirty (30) days after the Effective Time (the “Settlement Date”), Seller will transfer to Buyer or Buyer will transfer to Seller, as the case may be, an amount which constitutes the difference between the actual purchase price for the Sale, calculated by using information as of the Effective Time, and the Initial Payment made pursuant to Section 3(a) (“Final Payment”).  If the Final Payment, as calculated pursuant to this Section 3(b), is a positive number, then Seller will pay such

Final Payment amount to Buyer and if the Final Payment, as calculated pursuant to this Section 3(b), is a negative number, then Buyer will pay such Final Payment amount to Seller.  Seller will deliver to Buyer on or before the Settlement Date updated supporting information regarding the items used to calculate the Final Payment that describes these items as of the Effective Time.  The Final Payment will be paid by wire transfer of immediately available funds and will be in an amount equal to the sum of the aggregate book value of the Deposits, as shown on Seller’s books and records as of the Effective Time, plus the amount of any prorated items as of the Effective Time, owed by Seller to Buyer pursuant to subsection (c) below, plus the amount of the Initial Payment if such amount was paid by Buyer in accordance with Section 3(a) above, less the sum of the following:

(1) the net book value of the Fixtures and Equipment as reflected on Seller’s books and records as of the last day of the month prior to the month in which the Effective Time falls;

(2) an amount equal to 99% of the aggregate unpaid principal balance of the Loans (which shall not reflect any reserves or deferred loan fees/expense) plus accrued interest and late fees, as shown on Seller’s books and records as of the Effective Time;

(3) an amount equal to 3.8% of the Deposits at the Effective Time (the “Deposit Premium”);

(4) the cash on hand at the Branch as of the Effective Time, as determined by an audit conducted by the Buyer and Seller;

(5) the amount of any prorated items, as of the Effective Time, owed by Buyer to Seller pursuant to subsection (c) below; and

(6) the amount of the Initial Payment if such amount was paid by Seller in accordance with Section 3(a).

The amount constituting the difference between the Initial Payment and the Final Payment will bear interest from the Initial Payment date to the Final Payment date at a rate equal to the weighted average of the rates on overnight federal funds transactions as determined by the Federal Reserve Bank of Chicago.  This interest will be paid along with the Final Payment on the Settlement Date.

(c) Prorated Items.  As appropriate, special assessments on the Real Estate, rents, real property taxes (based on the most recently ascertainable assessed value and the most recently ascertainable tax multipliers), personal property taxes, Georgia business and occupation taxes, utility payments, bonus and incentive payments payable to Branch employees for calendar 2014, insurance premiums and similar expenses relating to the physical plant of the Branch, state or federal taxes collected but not remitted as contemplated by Section 30 below, Federal Deposit Insurance Corporation (“FDIC”) premiums and assessments relating to the Deposits (based on the lower of the FDIC assessment rate of Buyer or Seller), Lease security deposits (100% of which shall be considered a prorated item credited to the benefit of Seller) and any other expenses, accruals, prepaids and payments relating to the Assets or the Deposits will be prorated as of the Effective Time.  Seller will receive a proportionate monetary adjustment to the extent an item has been prepaid by Seller for a period extending beyond the Effective Time, and Buyer will receive a proportionate monetary adjustment to the extent that an item has been deferred by Seller to a time extending beyond the Effective Time and Buyer has paid the item.  Any items which would appropriately be subject to proration but which cannot be prorated by the Settlement Date will be prorated as soon as the requisite information is available and will be paid promptly by the appropriate party after this time.  Seller will deliver to Buyer on or before the Settlement Date updated supporting information regarding the items which will be prorated as of the Effective Time.

(d) Conversion Expenses.  Seller shall bear the expense of one set of test files to be provided to Buyer prior to the Effective Time, and one set of conversion files and back-up files provided as of the Effective Time; provided, however, Buyer shall bear the cost of any additional files or specially formatted files from FIS that Buyer may request, Seller’s data processor (“FIS”); provided, further, in the event Buyer is unable to complete the conversion as contemplated to occur at the Effective Time, Buyer shall be responsible for the processing charges of FIS relating to the Assets and Deposits following the Effective Time.

(e) Allocation of Purchase Price.  Seller and Buyer acknowledge and agree that the  transfer of Assets, Asset Obligations and Deposits of the Branch hereunder shall be a transfer of assets which constitutes a trade or business for income tax purposes, and that such transfer is an “applicable asset acquisition” under Section 1060 of the Internal Revenue Code. As soon as reasonably practicable following the Closing Date, Seller shall deliver to Buyer an allocation statement setting forth the Seller's allocation of the purchase price for tax purposes pursuant to Section 1060 of the Internal Revenue Code and any other applicable tax laws (the "Allocation Statement"). Buyer shall respond to such proposed Allocation Statement within thirty (30) days of receipt, providing either (a) its acceptance of such allocation or (b) any objections, in which case Buyer shall also provide their determination of the allocation of the purchase price (plus other relevant items). Buyer and the Seller agree to act in good faith to resolve any differences between them. Except as otherwise required by law, the Seller and Buyer shall file all tax returns, such as IRS Form 8594 ("Section 1060 Forms"), in a manner that is consistent with the final Allocation Statement and shall refrain from taking any action inconsistent therewith. The Buyer and Seller shall cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms timely and in the manner required by applicable law. The Seller and Buyer agree to treat any payments made pursuant to the indemnification provisions of this Agreement as an adjustment to the purchase price for tax purposes.

4. Transfer of Leasehold Interest.  At the Effective Time, Seller will assign all of its right, title and interest in and to, and obligations and liabilities associated with, the Lease to Buyer, free and clear of all liens and encumbrances except those agreed to by Buyer in writing, if any.  Buyer shall fully indemnify and hold harmless Seller for any  and all losses, costs, expenses or other damages (including attorney’s fees) of Seller resulting from, arising out of, or incurred with respect to (i) Buyer’s failure to make any lease payments or other payments required to be made to Landlord under the Lease that relate to the period after the Effective Time (plus any fees, expenses, penalties, attorney’s fees and other costs associated with such payments), and (ii) any claims made, or lawsuits filed, by the Landlord (as defined in the Lease) against Seller as a result of Buyer’s failure to perform any obligations or covenants under the Lease after the Effective Time.

5. Seller’s Closing Documents. On the Closing Date, Seller will provide Buyer with the following documents dated as of the Effective Time:

(a) Assignment of the Lease and Consent of Landlord. An Assignment and Assumption of Lease and Consent of Landlord substantially in the form attached hereto as Exhibit D, executed by Seller and Buyer.

(b) Assignment Forms.  Except as otherwise agreed, Seller will evidence the transfer of the Loans to Buyer by providing the following documentation:  (1) for each Loan secured by real estate, Seller will provide a standard assignment form in recordable form (the recording fee for which will be paid by Buyer); and (2) for each Loan secured by collateral described in Uniform Commercial Code filings, Seller will provide a standard Uniform Commercial Code assignment form (the filing fee for which will be paid by Buyer).

(c) Certified Resolutions. A certified copy of the resolutions adopted by the Seller’s Board of Directors approving the Agreement.

(d) Certificate of Compliance. A certificate executed by an executive officer of Seller certifying that conditions (a) and (b) of Section 19 have been satisfied.

(e) Updated Exhibits.  All exhibits to this Agreement updated to a date no more than six (6) business days before the Closing Date.  As soon as practicable following the Closing Date (in any event before the Settlement Date), all exhibits will be updated to reflect information as of the Effective Time.

(f) Other Documents. Other documents as are reasonably required by Buyer.

6. Buyer’s Closing Documents. On the Closing Date, Buyer will provide Seller with the following documents dated as of the Effective Time:

(a) Certified Resolutions. A certified copy of the resolutions adopted by Buyer’s Board of Directors approving the Agreement.

(b) Certificate of Compliance. A certificate executed by an executive officer of Buyer certifying that conditions (a) and (b) of Section 20 have been satisfied.

(c) Regulatory Approvals. A copy of each regulatory approval required in conjunction with the Sale.

(d) Other Documents. Other documents as are reasonably required by Seller.

7. Closing Documents of Seller and Buyer. On the Closing Date, Seller and Buyer will provide the following documents dated as of the Effective Time:

(a) Settlement Statement.  A settlement statement showing the amounts paid by Buyer and Seller in connection with the Sale with schedules supporting the amounts paid for or with respect to Deposits, Fixtures and Equipment, Loans and items covered by Section 3(c).

(b) Assignment and Assumption Agreement.  An assignment agreement whereby Seller assigns all of its right, title and interest in and to the Assets to Buyer and thereby Buyer assumes the Asset Obligations and the Deposits (a form of which is attached as Exhibit E).  This agreement will reflect that the transfers are without recourse to Seller except as required by applicable law or otherwise provided in this Agreement.

8. Seller’s Actions at Closing. At or before the Effective Time, Seller will take the following actions with respect to the transfer of the Assets, the Asset Obligations and the Deposits:

(a) Delivery of Possession. Seller will deliver possession and control of the Assets to the Buyer.

(b) Loan Documentation.  Seller will deliver to Buyer originals of all loan documents and related materials, including correspondence and memoranda, contained in Seller’s files with respect to each Loan, including, without limitation, all original promissory notes or other evidence of indebtedness for each Loan.

(c) Deposit Documentation.  Seller will deliver to Buyer all Deposit Records (as the term is defined below) that are in possession of Seller and capable of being delivered to Buyer as is reasonably practicable, it being understood that historical transactional records relating to the Deposits shall remain in the possession of Seller, which shall retain those records for a period of five (5) years after the Closing Date, and provide to Buyer reasonable electronic or other access thereto as provided in Section 10(b).  “Deposit Records” shall mean all records and original documents relating to the Deposits, including but not limited to signature cards, orders, contracts between Seller and its depositors and records of similar character, deposit slips, and withdrawal orders representing charges to accounts of depositors.

(d) Other Matters.  Seller will cooperate with Buyer for other matters relating to the assignment and transfer of the Assets, the Asset Obligations and the Deposits, including, if requested, the establishment of a schedule of charges with respect to future services which may be required by Buyer.

9. Transitional Matters.

(a) Orderly Transfer.  Before and after the Closing Date, Seller and Buyer will cooperate in good faith to ensure the orderly and efficient transfer and conversion of the Assets and Deposits.  Buyer shall convert all operations relating to the Assets, Deposits and employees to its data processing and other systems on the Closing Date (“Conversion”).  If the Conversion is unable to proceed on the planned Closing Date, the Seller may elect to either:  (i) delay the Closing Date to a date on which the parties are able to effectuate the Conversion (it being understood that such delay shall not impact the rights of either party under section 21 of this Agreement), or (ii) enter into an agreement with Buyer providing for Seller to conduct the data processing services for the Assets, Deposits or employees for a period of time following the Closing Date not to exceed ninety (90) days under terms and fees that are mutually acceptable to both parties.

(b) Notices and Inquiries.  To the extent not otherwise provided in this Agreement, Seller and Buyer will meet and agree upon appropriate procedures for notification of the Sale to customers and suppliers, including any transfer notices required by Regulation DD issued by the Federal Reserve Board and the Real Estate Settlement Procedures Act and Regulation X issued thereunder; provided, however, in any event Buyer and Seller shall, not later than thirty (30) days prior to the Closing Date, notify all customers of the Branch by letter, reasonably acceptable to Buyer and Seller, produced in, if appropriate, several similar, but different forms intended to provide necessary and specific information to the owners of particular types of accounts, of the pending acquisition and Buyer’s assumption of the Deposits hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain Seller deposit-related services and/or Seller’s debit card and ATM services impacted by the acquisition will be terminated.  Buyer will, at its expense and without charge to the Branch customers, promptly following the Closing Date, notify the customers of Buyer’s assumption of the Deposits and furnish each customer that holds demand deposits or NOW accounts with one set of checks on Buyer’s forms and with instructions to utilize Buyer’s checks and destroy unused checks of Seller.  Buyer will notify the customers of the date after which it will no longer honor checks, drafts and withdrawal orders on forms provided by Seller and carrying Seller’s imprint, which date shall not be later than 30 days following the Closing Date.  Seller and Buyer will meet and agree upon appropriate procedures relating to customer inquiries following the Closing Date, it being understood that Seller shall control and manage specific communications with individual customers in response to their inquiries, and Buyer shall not have any written or oral communications with Branch customers, prior to the Closing Date without the consent and approval of Seller.

(c) Payment of Items.  Following the Closing Date and for the period of time specified in section 9(b), Buyer will pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer drawn on the checks, drafts or withdrawal order forms provided by Seller.  In all other respects following the Closing Date, Buyer shall discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits.

(d) Settlement of Items.  Prior to the Effective Time, Seller and Buyer will develop appropriate procedures and arrangements (which may include establishment by Buyer of a settlement account with Seller) to provide for settlement by Buyer of checks, drafts, withdrawal orders, returns and other items that are drawn on or chargeable against Deposits after the Effective Time.  Seller will cooperate with Buyer and take reasonable steps requested by Buyer to ensure that, for a period of 60 days after the Effective Time, each check, draft or withdrawal order drawn against Deposits encoded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearinghouse rule or agreement.  Seller shall provide all information and take all steps required to be taken by it as are reasonably necessary for Buyer to effect the transfer of any direct deposit arrangement affecting any of the Deposits and, after the Effective Time, shall promptly pay to Buyer, without interest, any funds received by Seller which are intended for credit to any such Deposit account.

(e) Stop Payment and Hold Items.  Buyer will honor stop payment orders initiated prior to the Effective Time and reflected in stop payment documents delivered to Buyer by Seller at the Effective Time.  If following receipt of appropriate stop order documentation, Buyer makes a payment in violation of an order, Buyer will be solely liable for the payment and will indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorney fees and expenses, arising out of the payment.  Seller shall also deliver to Buyer at the Effective Time a schedule of holds that have been placed by Seller on particular Deposits, or on individual checks, drafts or other instruments.

(f) Returned Items.  Buyer will pay promptly to Seller an amount equal to the amount of any checks, drafts or withdrawal orders credited to the Deposits on or before the Effective Time which are returned to Seller or Buyer after the Effective Time as uncollectible, less the Deposit Premium percentage for the returned item.  Buyer will honor the request and pay the amount requested, up to the amount of collected funds in the account relating to the request as of the date of such request.  Seller will remain liable for remitting any deficiency (unless such deficiency is due to Buyer’s failure to honor a Deposit hold, the notification of which was properly provided by Seller pursuant to section 9(f)).

(g) Post-Closing Payments.  Seller promptly will remit to Buyer all payments on Loans and amounts intended as Deposits or otherwise relating to the Loans or Deposits that are received by Seller after the Effective Time.  If the balance due on any Loan has been reduced by Seller as a result of a payment by check or other instrument received prior to the Effective Time and if the paying instrument is returned to Seller after the Effective Time as uncollectible, an amount equal to the reduction, less the Loan Discount, will be paid by Buyer to Seller and Seller will assign all right, title and interest in the uncollectible item to Buyer.

(h) Loans Subject to Repurchase.  Buyer shall have the right, for a period of ninety (90) days after the Closing Date, to return to Seller for repurchase any Loans which fail to satisfy the representations and warranties made by Seller in Section 12(j), in a manner material to Buyer’s banking business at the Branch after the Closing Date.  Seller shall be under no obligation to repurchase such Loan if (a) Buyer has advanced additional funds to borrower outside of the terms of the Loan Agreement (as defined in Section 12(j)) in effect on the Closing Date, or (b) since the Closing Date, the Loan has been amended or modified or any borrower obligation or lender right has been waived or, as a result of action or inaction of the Buyer, Lender’s collateral position has been materially impaired.  As to any Loans with respect to which the Seller is obligated to repurchase, (i) if the unpaid principal balance (“UPB”) is equal to or less than UPB at Closing Date, Seller shall remit to Buyer an amount equal to 99% of the unpaid principal balance of any such Loan, plus accrued interest and late fees, or (ii) if the UPB is greater than the UPB at Closing Date, Seller shall remit to Buyer an amount equal to the sum of (a) 99% of the unpaid principal balance of any such Loan at Closing Date, plus accrued interest and late fees, plus (b) 100% of the excess of UPB at repurchase date over UPB at Closing Date, plus accrued interest and late fees; provided, each as reflected on Buyer’s books and records as of the date of such repurchase. Seller shall remit payment to Buyer as soon as practicable but within no more than ten (10) business days of notification by Buyer to Seller of its intent to return a Loan for repurchase.  Such notification shall specify the defects that caused the Loan to fail to satisfy the representations and warranties made by Seller in Section 12(j).  Buyer shall reassign to Seller all Loan Agreements, as hereinafter defined, as well as all other material documents pertaining to said Loan, utilizing forms of assignment as may be reasonably requested by Seller and shall deliver such documents to Seller at the time of such repurchase.

10. Record Retention and Access.

(a) Record Retention.  Buyer will preserve and safely keep, for a period of not less than five (5) years after the Closing Date, the records transferred to Buyer under this Agreement.  Upon not less than three (3) business days’ prior notice, Buyer will permit Seller, at its expense, to inspect, or to make extracts from or copies of such records as Seller requests, provided that Seller’s activities will not unreasonably interfere with Buyer’s business operations and Seller’s inspection and /or extraction will not require Buyer to violate any law, regulation or order regarding disclosure of information or reveal any proprietary information, trade secrets or marketing or strategic plans of Buyer.  Seller will hold in confidence all information and documents obtained pursuant to this provision in accordance with the Confidentiality Agreement entered into by Buyer and Seller, dated June 2, 2014 (the “Confidentiality Agreement”).

(b) Record Access.  Seller will allow Buyer, at Buyer’s expense, for a period of not less than five (5) years after the Closing Date, electronic or other access to any records retained by Seller pertaining to the Assets, Asset Obligations, or Deposits acquired hereunder.  Buyer shall reimburse Seller for any charges from third-party data providers related to such requests.  Seller will permit Buyer, at its expense, to inspect, or to make extracts from or copies of such records as Buyer requests, provided that Buyer’s activities will not unreasonably interfere with Seller’s business operations and Buyer’s inspection and /or extraction will not require Seller to violate any law, regulation or order regarding disclosure of information or reveal any proprietary information, trade secrets or marketing or strategic plans of Seller.

Buyer will hold in confidence all information and documents obtained pursuant to this provision in accordance with the Confidentiality Agreement.

(c) Customer Research.  After the Closing Date and upon the request and expense of Buyer, Seller will conduct reasonable searches of its records pertaining to the Deposits in connection with any specific customer inquiries concerning transactions involving the Deposits and occurring before the Closing Date.  All such searches will be performed by Seller in accordance with its ordinary business practices in responding to customer inquiries.  Such Deposit records shall be retained by Seller for a period of not less than five (5) years after the Closing Date.

11. Taxes.  Except as provided in this Agreement, all sales taxes, transfer taxes, ad valorem taxes and recordation fees or similar taxes or fees which are payable or arise as a result of this Agreement or consummation of the transactions contemplated hereby will be paid by the party upon whom such taxes are imposed.  Sales taxes on the Assets, if any, will be paid by Buyer.  Seller shall be entitled to the tax deduction (to the extent permitted by applicable law) for the accrued interest on the Deposits through the Closing Date.

12. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

(a) Corporate Status. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered.

(b) Corporate and Other Authority.  Seller has full corporate power and authority to carry on the business of the Branch and a general banking business as presently conducted and to lease the Real Estate and own the improvements located thereon.  The execution and delivery of this Agreement and the Sale have been duly authorized by all necessary corporate action.  No other approvals or consents are required to execute and deliver this Agreement and to consummate the Sale other than the appropriate regulatory approvals and third-party consents for the assignment of contractual obligations, where required.

(c) Absence of Conflict, Breach or Violation.  Neither the execution and delivery of this Agreement nor the consummation of the Sale will:  (1) result in a breach of Seller’s Charter or By-Laws; (2) result in a material breach of any term, condition or provision of, give rise to any right of termination, cancellation or acceleration with respect to or result in the creation of any material lien, charge or encumbrance upon the Assets, pursuant to any note, bond, mortgage, indenture, license, lease, agreement or other written instrument or obligation to which Seller is a party; or (3) subject to the receipt of the appropriate regulatory approvals, violate any statute, law, writ, injunction, decree, regulation or order of any governmental or regulatory authority applicable to Seller.

(d) Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of Seller (subject to receipt of the appropriate regulatory approvals and satisfaction of other conditions set forth in section 20) enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, conservatorship, receivership or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(e) Condition of Assets.  Seller has a valid and enforceable leasehold interest in and to the Real Estate, pursuant to the terms of the Lease free and clear of all liens and encumbrances, except as otherwise provided in the Lease, and, on the Closing Date, Buyer will acquire good and marketable title to all the Assets, free and clear of any encumbrances, claims, liens, charges, pledges, options, restrictions, conditions, covenants, judgments, security interests, rights of first refusal, agreements, obligations, commitments, arrangements and understandings (collectively, the “Enumbrances”), except as otherwise disclosed in this Agreement, including the Exhibits and Schedules hereto, and except such Encumbrances as shall not be material to Buyer’s banking business at the Branch after the Closing Date.  To Seller’s knowledge, there is no condemnation or similar proceeding pending or threatened which would preclude or impair the use of the Branch as presently being used in the conduct of the banking business of Seller.  Other than the Lease, Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing liability with respect to the Real Estate.

(f) Deposit Insurance.  The Deposits are insured to the maximum extent permitted by the FDIC.  Seller has filed all reports and paid all premiums required under the Federal Deposit Insurance Act, as amended, with respect to the maintenance of deposit insurance.

(g) No Violation of Laws.  Seller is in compliance in all material respects with all statutes and regulations applicable to the conduct of its banking business with respect to the Deposits and the operation of the Branch.  Seller has not received notification from any agency or department of federal, state or local government asserting a violation of any such statute or regulation, threatening to revoke any license, franchise, permit or government authorization material to the conduct of its banking business, or any other business, at the Branch or restricting the operation of its banking business, or any other business, at the Branch.

(h) Certain Labor and Employment Matters.  Seller has provided or made available to Buyer a complete list of all employees of Seller assigned to the Branch.  There are no labor controversies or unionizing efforts pending, or to the best knowledge of Seller, threatened against Seller with respect to the operation of the Branch.  Except as contemplated by the Buyer’s covenant in Section 15(c), Seller has not entered into any agreement or otherwise made any commitment or representation to any of the employees with respect to their employment by Buyer.

(i) No Defaults.  Seller is not in default under any lease, agreement, commitment, arrangement, insurance policy or other instrument relating to the Branch, except for defaults which shall not be material to Buyer’s banking business at the Branch after the Closing Date, and to the best knowledge of Seller there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

(j) Status of Assets and Deposits.  The following representations are limited to Seller’s knowledge, after reasonable investigation: Each Loan (a) is a legal, valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such persons are sometimes referred to herein as “Obligors”) thereof and of Seller and is evidenced by legal, valid and binding instruments (such instruments, which will be delivered to Buyer on the Closing Date, are sometimes referred to herein as the “Loan Agreements”) executed by the respective Obligors, each of whom at the time of such execution had capacity to contract, and any signature on any Loan Agreement is the true signature of the Obligor on the Loan involved, (b) is enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws and other laws of similar nature relating to creditors’ rights), (c) is not subject to any defense, counterclaim or set-off of any kind and (d) with respect to secured Loans, is secured by valid and enforceable liens except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, conservatorship, receivership or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).  Seller is not in default under any of the Loans.  The terms of the Loans, the Loan Agreements, and the manner in which the Loans have been administered and serviced do not violate applicable federal or state law, rule or regulation in any manner which would be material to Buyer’s business at the Branch after the Closing Date and have been made in all material respects in accordance with Seller’s applicable credit policies and procedures.  Seller is in possession of a materially complete file with respect to each Loan containing originals of all notes, deeds to secure debt, security agreements, mortgages and other loan instruments, to the extent such documents are material to the Buyer’s banking business, as well as  photocopies of all other material documents and instruments, and will deliver such materials to Buyer on the Closing Date; provided, however, that Buyer’s sole remedy in the event of the failure of Seller to comply with this warranty as to delivery of original loan instruments shall be the right to return to Seller for repurchase any Loan with respect to which such originals are not delivered as required above, in accordance with the provisions of Section 9(h) hereof.  Seller will deliver to Buyer a true and complete copy of each of the documents governing the Deposits on or prior to the Closing Date.  Buyer acknowledges it has performed due diligence and has had the opportunity, during that due diligence process, to investigate the Loans and make inquiries as to the same.

(k) No Adverse Litigation.  There is no investigation, action, arbitration, suit, proceeding or claim or governmental proceeding pending or, to the knowledge of Seller, threatened against Seller which would materially or adversely affect the Sale, the business or prospects of the Branch, or any of the Assets, Asset Obligations or Deposits.

(l) Appointment of Trustee or Custodian.  If the Branch is bought by another organization, that organization shall automatically become trustee or custodian of Retirement Plans over which Seller serves as trustee or custodian.

(m) Taxes. As of the Closing Date, the Deposits shall not be subject to any tax liens or levies of any kind relating to obligations of Seller.

(n) Limitation on Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ASSETS BEING TRANSFERRED OR LIABILITIES BEING ASSUMED BY BUYER, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

13. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

(a) Corporate Status. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered.

(b) Corporate Authority.  Buyer has full corporate power and authority to consummate the transaction contemplated by this Agreement.  The execution and delivery of this Agreement and the Sale will have been duly authorized by all necessary corporate action.  No other approvals or consents are required to consummate the Sale other than the appropriate regulatory approvals.

(c) Absence of Conflict or Breach.  Neither the execution and delivery of this Agreement nor the consummation of the Sale will:  (1) result in a breach of Buyer’s Charter or By-Laws; (2) result in a material breach of any term, condition or provision of, give rise to any right of termination, cancellation or acceleration with respect to or result in the creation of any material lien, charge or encumbrance upon any property or asset of Buyer, pursuant to any note, bond, mortgage, indenture, license, lease, agreement or other written instrument or obligation to which Buyer is a party; or (3) subject to the receipt of the appropriate regulatory approvals, violate or conflict with any statute, law, writ, injunction, decree, regulation or order of any governmental or regulatory authority applicable to Buyer.

(d) Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of Buyer (subject to receipt of the appropriate regulatory approvals and satisfaction of other conditions set forth in section 20) enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, conservatorship, receivership or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

(e) No Adverse Litigation.  There are no claims, actions, suits or proceedings of any kind in any court or before any governmental authority or arbitration board or tribunal that are pending or, to Buyer's knowledge, threatened against or affecting Buyer that, if determined adversely to Buyer, could:  (i) reasonably be expected to have a material adverse effect on Buyer; or (ii) prohibit or delay consummation of the Sale.  There is no decree, judgment, or order of any kind in existence, against, affecting or restraining Buyer or any of its officers, employees, or directors from taking any actions of any kind in connection with the performance of this Agreement and the Sale.

(f) Regulatory Matters.  Buyer has received no notice or communication from any state or federal banking regulatory agency or authority indicating that such agency or authority would, and Buyer has no reason to believe any such agency or authority would, object to, or withhold any approval or consent necessary for, the consummation by Buyer of the Sale, nor does there exist any pending transaction or other circumstances which, to Buyer’s knowledge, may interfere with or delay the timely closing of the Sale.  There are no pending or, to Buyer's knowledge, threatened legal or governmental proceedings against Buyer or any affiliate of Buyer that would affect Buyer's ability to obtain the regulatory approvals required in order to consummate the acquisition.

14. Seller’s Covenants. Seller covenants as follows:

(a) Activity in the Ordinary Course.  From the date of this Agreement until the Effective Time, Seller will conduct the business of the Branch substantially in the same manner as previously conducted, will maintain the Records substantially in the same manner as previously maintained, and will maintain the Branch in the ordinary and usual manner.  Without the prior consent of Buyer (such consent not to be unreasonably withheld or delayed), Seller will not engage in the following between the date of this Agreement and the Effective Time:

(1) Cause the transfer or enter into an agreement (other than this Agreement) which contemplates the transfer to or from Seller’s other banking facilities, Loans, Deposits or Fixtures and Equipment, except upon the unsolicited request of a customer in the ordinary course of business;

(2) Acquire or dispose of any Fixtures or Equipment for the Branch other than pursuant to commitments made on or before the date of this Agreement, and disclosed to Buyer, and except for replacement of furniture, fixtures and equipment,  normal maintenance and refurbishing in the ordinary course of business and items that individually are less than $5,000 in cost;

(3) Increase or agree to increase the salary, remuneration or compensation of persons employed at the Branch other than in accordance with Seller’s customary policies and /or bank-wide changes consistent with past practices or as set forth on Schedule 14(a)(3), or pay or agree to pay any bonus to the employees other than annual bonuses for 2014 which are expected to be paid on the Closing Date.;

(4) Enter into, amend or renew or extend any employment contract of a Branch employee;

(5) Change any accounting procedures or practices with respect to the Branch;

(6) Take any action (A) materially impairing Buyer’s rights in any Deposit or Asset; (B) materially impairing in any way the ability of Buyer to collect upon or enforce any rights under any Loan; (C) except in the ordinary course of servicing, waive any material right, whether in equity or at law, that it has with respect to any Loan; or (D) that could have a material adverse effect on the business or prospects of the Branch or on the consummation of the Sale;

(7) Offer any rates on deposit products offered to customers at the Branch which are inconsistent with the Seller’s past practices in establishing deposit rates; or

(8) Enter into, any contract, commitment, lease or other transaction  relating to the Branch which requires aggregate future payments in excess of $25,000, except for deposit-taking and lending activities in the ordinary course of business consistent with past practices.

(b) Access to Information.  Seller will give Buyer access during normal business hours to the Branch facility and Records as Buyer from time to time may reasonably request to enable Buyer to investigate the business and properties of the Branch in accordance with this Agreement to prepare for an orderly transition following the Effective Time, and to prepare applications for the appropriate regulatory approvals.  Seller shall cause its employees to provide reasonable assistance in Buyer’s inspection of the Branch and shall cooperate with Buyer in making its employees available for training with Buyer (at Buyer’s expense), in both cases in a manner, which does not interfere with Seller’s business.  Seller will not be required to breach any obligation of confidentiality or violate any law, regulation or order regarding disclosure of information or to reveal any proprietary information, trade secrets or marketing or strategic plans.  Buyer will hold in confidence all information and documents obtained pursuant to this provision in accordance with the Confidentiality Agreement.

(c) Non-Solicitation of Business.  For a period of twelve (12) months following the Effective Time, neither Seller nor any of its affiliates will knowingly solicit the customers of the Branch for Deposit or Loan products or services, nor will the Seller or any of its affiliates use the customer lists of the Branch for any marketing or revenue-generating purpose.  Nothing in this subsection will prevent

Seller or any of its affiliates from (i) general advertising and marketing not specifically directed to Branch customers (ii) operating a loan production office in the Atlanta area (currently at 3343 Peachtree Road, Atlanta, GA), or (iii) from forwarding to Branch customers notices of the transactions contemplated by this Agreement required by any governmental agency or by any law, rule or regulation, provided that Seller will notify Buyer prior to delivering these notices.  For purposes of this paragraph, Branch customers shall mean only those customers whose accounts are listed on Exhibit C or Exhibit G and shall exclude any customers whose loans were retained or repurchased by Seller.

(d) Insurance and Maintenance of Property.  Until the Effective Time, Seller will insure the Branch property leased by it against all ordinary insurable risks and will operate, maintain and repair this property in a manner consistent with past practice.

(e) Compliance with Laws.  Seller will comply with applicable laws, statutes, ordinances, rules, regulations, guidelines, orders, arbitration awards, judgments and decrees applicable to or binding on Seller or its business or properties.

(f) Employee Matters.  (1) Prior to the Closing Date (and in coordination with the notice to be provided pursuant to Section 15(c) below), Seller shall notify all Branch employees (the “Employees”) either verbally or in writing that the business of the Branch will be transferred to Buyer.  Seller shall pay or make adequate provision to pay all payroll, unemployment and other taxes, vacation and sick pay, benefits under employee benefit plans and other charges, claims or obligations arising out of Employees’ employment prior to the Effective Time, whether such payments are required to be made before, on or after the Effective Time, and Buyer shall not be liable for any such charges, claims or obligations.

(1) Except with the written consent of Buyer, for a period of one (1) year following the Effective Time, neither Seller nor any affiliate will directly solicit Employees that have accepted employment with Buyer following the Effective Time as prospective employees of Seller; provided,  however, that Seller or any affiliate shall not be prohibited or restricted from hiring any such Employee if such Employee contacts Seller or an affiliate seeking employment , whether in response to general advertising or otherwise, or if any such Employee is terminated by Buyer.

(9) Seller shall make Employees available to discuss continued employment with Buyer at a time and place mutually agreed to with Buyer.

(g) Signage.  All interior and exterior signs identifying Seller will be covered or removed by Buyer, at Buyer’s expense, by the opening of business on the first business day after the Closing Date and all signs will be removed within 10 calendar days following the Closing Date.  From and after the Closing Date, Buyer will at its expense as soon as reasonably practicable change the name on all documents and facilities relating to the Branch to Buyer’s name.

(h) Obtain Necessary Consents and Approvals.  As soon as practicable following the execution of this Agreement, and in any event prior to the Closing Date, Seller will take action to obtain all necessary consents and approvals to permit the assignment and transfer of the Lease and the other contracts listed on Exhibit F.

15. Buyer’s Covenants. Buyer covenants as follows:

(a) Buyer’s Applications for Approval.  As soon as practicable following the execution of this Agreement, but in no event later than twenty (20) days from the date of this Agreement, Buyer will file applications and notices as may be required by the appropriate federal and state regulatory authorities for approval to consummate the transaction contemplated by this Agreement.  Buyer shall provide Seller with a copy of the public portions of the draft application or notice at least two business days before the anticipated filing date and Seller may provide comments to such application or notice and Buyer shall make a good faith effort to incorporate such changes.  Buyer promptly will furnish Seller with copies of the public portions of written communications filed with or received from any governmental agency in connection with the transaction contemplated by this Agreement, including without limitation, the public portions of each material notice, order, opinion and other item of correspondence received by Buyer from such federal and state authorities (excepting all confidential or non-public portions thereof) and shall advise Seller, at Seller’s request, of developments and progress with respect to such matters.  Buyer shall pursue all such applications, filings, registrations and notifications diligently and in good faith and shall file such supplements, amendments and additional information in connection therewith as may be reasonably necessary for the Sale to be consummated at the Closing and for Buyer to operate the Branch following the Closing.

(b) Employee Matters.  Buyer shall, subject to its usual and customary screening procedures for the hiring of new employees, hire all Employees for employment with Buyer as “at will” employees, and shall notify Employees of the compensation arrangements relating to such employment no later than 45 days after the date of this Agreement; provided however, that salaries of Employees with Buyer following the Closing Date shall not be less than Employees’ salaries with Seller as of the Closing Date; further, provided, that Buyer will coordinate with Seller on processes related to any employee matters arising between the date of this Agreement and the Closing Date.  For purposes of participation, vesting and waiting periods under all benefit and welfare plans of Buyer, Employees’ prior service to Seller (including service to PrivateBank of Georgia and Piedmont Bank of Georgia) shall be treated as service with Buyer.  To the extent they have so elected, as applicable (and in a manner and at a time prior to the Closing Date determined by Buyer), all Employees shall be enrolled in Buyer’s medical and other welfare plans, and, subject to applicable eligibility requirements, Buyer’s 401(k) and ESOP as of the Closing Date with benefits under such plans being effective as of the Closing Date.

(c) Solicitation of Customers.  At any time prior to the Closing Date, Buyer will not, and will not permit any of its affiliates to, conduct any targeted marketing or customer solicitation campaign utilizing information obtained during Buyer’s due diligence review of the Branch.  The restriction contained in this Section 15(d) shall not preclude Buyer from conducting general advertising campaigns or promotions that are not specifically targeted to the customers of the Branch.

16. Further Assurances.  From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement.  Without limiting the foregoing, Seller agrees to execute and deliver such bills of sale, acknowledgments and other instruments of conveyance and transfer as, in the reasonable judgment of Buyer, shall be necessary and appropriate to vest in Buyer and properly evidence the legal and equitable title to the Assets, and Buyer agrees to execute and deliver such assignment and assumption agreements as, in the reasonable judgment of Seller, shall be necessary and appropriate to evidence Buyer’s assumption of the Deposits and the Asset Obligations.  To that end, Seller will grant to specified employees of Buyer a power of attorney (the “Power of Attorney”) for the limited purpose of signing and filing such bills of sale, acknowledgements, assignments, and other instruments as shall be necessary and appropriate to evidence Buyer’s purchase and assumption of the

Assets, Deposits, and Asset Obligations, said Power of Attorney to be in the form of that set forth in Exhibit H.

17. Best Efforts.  Buyer and Seller will use their best efforts in good faith to:  (a) furnish information as may be required in connection with the preparation of the applications with and notifications to federal and state regulatory authorities; (b) ensure that prior to and following the Effective Time the transactions contemplated by this Agreement are completed in an orderly and efficient manner; and (c) take all action necessary or desirable to permit consummation of the transactions contemplated by this Agreement at the earliest possible date (subject to section 9(a)), including satisfying any customary and reasonable conditions imposed by regulatory authorities in connection with the approval of the transactions contemplated by this Agreement.  Neither Buyer nor Seller will take any action or inaction that would substantially impair the prospects of completing the transaction contemplated by this Agreement.

18. Confidentiality.  Neither Buyer nor Seller will use any information obtained pursuant to this Agreement for any purpose unrelated to this Agreement.  Both parties will hold in confidence all information and documents obtained pursuant to this Agreement in accordance with the Confidentiality Agreement, and will request confidential treatment before any information or documents are submitted in connection with any application for regulatory approval, unless the information otherwise becomes publicly available other than through the actions of the other party or if the Buyer or Seller determines that the information or document is required by law to be disclosed, in which case that party will notify the other of the impending disclosure.  In the event the Sale is for any reason not consummated, all confidential information received by Buyer or Seller promptly will be returned to the other party without retaining any copies.

19. Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the Sale will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived by Buyer in whole or in part):

(a) Performance by Seller. Each of the acts and undertakings of Seller to be performed or complied with at or prior to the Effective Time have been performed in all material respects.

(b) Representations True at Closing.  The representations and warranties made by Seller shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made anew at such time provided, however, to the extent that any representation or warranty of Seller contains a materiality qualification, the representation or warranty as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of “material respects” in this Section 19(b).

(c) Regulatory Approvals and Other Consents.  Buyer has received all necessary federal and state regulatory approvals for the Sale, and any applicable waiting periods in the approvals have elapsed without challenge.  All other necessary consents and approvals, the absence of which have an adverse effect on the Buyer’s rights under this Agreement or which result in the termination or loss of any right material to the business of Seller at the Branch, including, but not limited to, the consent of the lessor under the Lease, have been received.

(d) No Injunction. No court or governmental agency of competent jurisdiction has enjoined, restrained or prohibited the consummation of the Sale.

(e) Ability to Conduct Banking Business.  As of the Effective Time, Buyer would be able to conduct the business of banking at the Branch in its present location substantially in the same manner as used by Seller on the date hereof.

20. Conditions Precedent to Obligations of Seller.  The obligation of Seller to consummate the Sale will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived by Seller in whole or in part):

(a) Performance by Buyer. Each of the acts and undertakings of Buyer to be performed or complied with at or prior to the Effective Time have been performed in all material respects.

(b) Representations True at Closing.  The representations and warranties made by Buyer shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made anew at such time provided, however, to the extent that any representation or warranty of Seller contains a materiality qualification, the representation or warranty as qualified shall remain as stated and such qualification shall not be deemed to be lessened or otherwise modified by the use of “material respects” in this Section 20(b).

(c) Lease Assignment. Landlord shall have consented to assignment of the Lease to Buyer.

(d) No Injunction. No court or governmental agency of competent jurisdiction has enjoined, restrained or prohibited the consummation of the Sale.

(e) Data Conversion.  Each of Buyer and Seller shall have completed the steps required to proceed with the data conversion at Closing, including if applicable the necessary cooperation or agreement of the data processing providers.

21. Termination by the Parties.  This Agreement may be terminated by the parties in any of the following ways:  (a) at any time on or prior to the Closing Date by the mutual written consent of Buyer and Seller; (b) by Buyer in writing if any of Buyer’s conditions set forth in Section 19 have not or will not have been satisfied within twenty (20) days after notice of such failure is provided to Seller, and have not been waived in writing by Buyer as of the Closing Date; (c) by Seller in writing if any of Seller’s conditions set forth in Section 20 have not or will not have been satisfied within twenty (20) days after notice of such failure is provided to Buyer, and have not been waived in writing by Seller as of the Closing Date; (d) by Seller or Buyer in writing at any time after any regulatory authority has denied any application of Seller or Buyer for approval of the Sale and any appeals have been exhausted; or (e) by Seller or Buyer in writing if the Sale has not been consummated by the six (6) month anniversary of the date of this Agreement; provided, however, that if the sole impediment to Closing is a delay in receiving any regulatory approval, then neither party may terminate the Agreement under this Section 21(e) until the nine (9) month anniversary of the date of this Agreement.

22. Effect of Termination.  If this Agreement is terminated, it will become void and neither party will have any further liability or obligation with respect to this Agreement, except as otherwise provided in this Agreement or except and to the extent termination results from the breach by a party of any of its representations, warranties or covenants and except that neither party will be relieved of its obligations under Sections 18, 23, 24, 25, 26 and 29.

23. Survival of Representations and Warranties.  The representations and warranties in this Agreement will survive the Closing Date as follows:  (a) in the case of a fraudulent breach of a representation or warranty, indefinitely; (b) in the case of a claim based upon a breach of a representation or warranty pertaining to taxes, for a period equal to the applicable statute of limitations; and (c) in the case of all other claims, including those based upon the inaccuracy or breach of a representation or warranty as they relate to the Assets, Asset Obligations and the Deposits, for a period commencing at the Effective Time and ending 15 months after the Effective Time.  Nothing in this Section limits the right of either Buyer or Seller to assert a claim for contribution or indemnification against the other party as a result of a claim brought by a third party against Buyer or Seller, provided that any claim for contribution or indemnification will be brought within one (1) year from the date the third-party’s action is commenced.

24. Indemnification.

(a) Seller.  Seller will indemnify and hold Buyer harmless from and against any loss, cost, expense or other damage (including attorney fees) resulting from, arising out of, or incurred with respect to:  (1) the breach of a representation or warranty made by Seller in this Agreement or in any document delivered pursuant to this Agreement; (2) the breach of a covenant made by Seller in this Agreement; (3) any debts, obligations, contracts or liabilities of Seller not assumed by Buyer; or (4) claims asserted against Buyer by a third party as a result of any acts or omissions of Seller prior to the Effective Time.

(b) Buyer.  Buyer will indemnify and hold Seller harmless from and against any loss, cost, expense or other damage (including attorney fees) resulting from, arising out of, or incurred with respect to:  (1) the breach of a representation or warranty made by Buyer in this Agreement or in any document delivered pursuant to this Agreement; (2) the breach of a covenant made by Buyer in this Agreement; or (3) any debts, obligations, contracts or liabilities of Seller assumed by Buyer pursuant to this Agreement, including without limitation the Asset Obligations, and (4) claims asserted against Seller by a third party as a result of any acts or omissions of Buyer after the Effective Time.

(c) Claims.  Any claim for indemnification under this Section must be asserted within the applicable survival period, and if not asserted within that period the right to assert the claim will lapse.  The indemnifying party will not have any liability under this Section 24 for a claim until the aggregate amount of the liability for the claim exceeds $25,000, at which time that party will have liability for the full amount of the claim.

(d) Indemnification Cap.  In no event will the aggregate liability of an indemnifying party under this Section 24 exceed the amount of $2,000,000 for any losses subject to indemnification pursuant to this Section 24.

(e) Exclusive Remedy.  The indemnification provided by this Section is the sole and exclusive remedy with respect to any claim of any party to this Agreement against any other party to this Agreement in connection with the Sale, and the remedy provided in this Section will be in lieu of any other claims or actions that might otherwise have been available at law or in equity.

25. Defense of Claims. If any third party asserts a claim against Seller or Buyer, as applicable, which, if successful, would entitle such party to indemnification under this Agreement, then 19

Seller or Buyer, as applicable, will give notice of the claim to the other party and such other party will have the right to assume the defense of the claim at its expense with counsel reasonably satisfactory to the indemnified party, provided such party diligently pursues the defense of the claim.  If the indemnifying party does assume the defense, it will indemnify and hold the indemnified party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim.  In addition, the indemnified party will have the right to participate in the defense of the claim at its expense, in which case the indemnifying party will cooperate in providing information to and consulting with the indemnified party about the claim.  The indemnifying party will not consent to the entry of judgment or enter into any settlement without the prior written consent of the indemnified party.  If the indemnifying party does not assume the defense of the claim, the indemnified party may defend against and/or settle the claim in the manner and on the terms as it in good faith deems appropriate and will be indemnified for the amount of any judgment or settlement and for all losses or expenses, legal or otherwise, incurred in connection with the defense and/or settlement of the claim in accordance with section 24 of this Agreement.  Failure by the indemnifying party to give written notice to the indemnified party of its election to defend the claim within thirty (30) days after written notice of the claim is given to the indemnifying party by the indemnified party will be deemed a waiver of the indemnifying party’s right to defend the claim.

26. Public Announcements.  Seller and Buyer will agree as to the timing, form and substance of any press release relating to the Sale; provided, that nothing will prohibit either party from making any disclosure which it deems necessary to comply with applicable law.

27. Exhibits.  On or before the date of this Agreement, Seller will provide Buyer with certain information related to the business of the Branch, attached to this Agreement as exhibits and incorporated in this Agreement by reference.

28. Brokers. Buyer and Seller each represent and warrant that no broker or finder fees are or will be due and payable as a result of the signing of this Agreement or consummation of the Sale.

29. Payment of Expenses.  Except as otherwise expressly provided in this Agreement, each party will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Sale, including expenses incurred in connection with regulatory approvals or for any notices to Branch customers.

30. Backup Withholding. Any amounts required by any governmental agencies to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled as follows:

(a) Any Withholding Obligations required to be remitted to the appropriate governmental agency before the Effective Time will be withheld and remitted by Seller;

(b) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Effective Time will be remitted by Buyer.  At the Closing, Seller will remit to Buyer all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to governmental agencies on or after the Effective Time.

31. IRAs and Keoghs. Within sixty (60) days of the date of this Agreement, Seller will provide Buyer with copies of the trust documents for any IRA or Keogh deposits assumed by Buyer 20 pursuant to this Agreement.  Seller shall be responsible for all federal and state income tax reporting for IRA and Keogh accounts for the period from the beginning of the calendar year in which the Effective Time occurs through the day prior to the Closing Date.  Buyer shall be responsible for all federal and state income tax reporting for IRA and Keogh accounts from the Effective Time through the end of the calendar year in which the Effective Time occurs.   Seller shall provide to Buyer information in Seller’s possession reasonably requested by Buyer to satisfy its obligations hereunder.

32. Interest Reporting.  Buyer shall report from the Effective Time through the end of the calendar year in which the Effective Time occurs all interest credited to, interest paid by, interest withheld from, and early withdrawal penalties charged to the Deposits.  Seller shall report from the beginning of the calendar year in which the Effective Time occurs through the day prior to the Closing Date all interest credited to, interest paid by, interest withheld from, and early withdrawal penalties charged to the Deposits.  Said reports shall be made to the holder of deposit accounts, as the case may be, and to the applicable federal and state regulatory agencies.  Seller shall provide to Buyer information in Seller’s possession reasonably requested by Buyer to satisfy its obligations hereunder.    Buyer will make all required reports to applicable federal and state tax authorities and to obligors on Loans, from the Effective Time through the end of the calendar year in which the Effective Time occurs, concerning all interest and points received by Buyer. Seller will make all required reports to applicable federal and state tax authorities and to obligors on Loans, from the beginning of the calendar year in which the Effective Time occurs through the day prior to the Closing Date, concerning all interest and points received by Seller.

33. Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter of the Sale and supersedes all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties.

34. Amendments. No amendment, change, modification or waiver of any of the terms of this Agreement are effective unless made in writing and executed by both parties.

35. Assignment.  This Agreement is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either party without the prior written consent of the other.

36. Addresses for Notice.  All communications provided for under this Agreement must be in writing and will be deemed given when delivered personally, emailed or mailed by registered or certified mail (return receipt requested) to the other party at the following address (or such other address as specified in writing):

If to Seller:	with a copy to:
Kevin M. Killips Chief Financial Officer PrivateBancorp, Inc. 120 South LaSalle Street Chicago, IL 60603 kkillips@theprivatebank.com	Jennifer R. Evans General Counsel PrivateBancorp, Inc. 120 South LaSalle Street Chicago, IL 60603 jrevans@theprivatebank.com

If to Buyer:	with a copy to:
HeritageBank of the South T. Heath Fountain Chief Financial Officer 721 N. Westover Blvd. Albany, GA 31707 Email: hfountain@eheritagebank.com	James H. Moore, III Moore, Clarke, DuVall & Rodgers, P.C. Post Office Drawer 71727 Albany, GA 31708-1727 Email: jmoore@mcdr-law.com

37. No Third Party Rights.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

38. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

39. Counterparts.  This Agreement and all other documents executed in connection with the Sale may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

40. Severability. If any provision contained in this Agreement becomes illegal, null or void or against public policy, the remaining provisions will not be affected.

41. Governing Law.  This Agreement will be governed by and construed in accordance with the laws of Delaware, without regard to its conflict of laws, principles, and federal laws of the United States of America to the extent applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SELLER The PrivateBank and Trust Company By:/s/Kevin Killips Mr. Kevin Killips Chief Financial Officer	BUYER HeritageBank of the South By:/s/O. Leonard Dorminey, Jr. Mr. O. Leonard Dorminey, Jr. Chief Executive Officer